4 Parkway North, Suite 400
Deerfield, IL 60015
www.cfindustries.com

CF Industries Holdings, Inc. Reports First Half 2021 Net Earnings of $397 Million, EBITDA of $994 Million, Adjusted EBITDA of $997 Million
Nitrogen Price Improvement Driven by Strong Demand, Favorable Energy Spreads
Low Global Grains Stocks-to-Use Ratio Supports Nitrogen Demand Strength Into 2023
Forward Energy Curves Suggest Positive Global Nitrogen Cost Curve Over Next 2 Years

DEERFIELD, IL—August 9, 2021—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for its first half and second quarter ended June 30, 2021.

Highlights
•First half net earnings of $397 million(1), or $1.83 per diluted share; EBITDA(2) of $994 million; adjusted EBITDA(2) of $997 million
•Second quarter net earnings of $246 million(1), or $1.14 per diluted share; EBITDA of $596 million; adjusted EBITDA of $599 million
•Trailing twelve month net cash from operating activities of $1.22 billion, free cash flow(3) of $698 million
•Company to redeem $250 million in debt on September 10, 2021
•Mitsui & Co., Inc., one of the leading ammonia marketers in the world, and CF Industries, the world’s largest producer of ammonia, have agreed to jointly explore development of blue ammonia projects in the United States
•Company requested the initiation of antidumping and countervailing duty investigations on imports of UAN from Russia and Trinidad and Tobago (Trinidad) due to the harm the domestic UAN industry has experienced from dumped and unfairly subsidized UAN imports from Russia and Trinidad

“The CF team performed well in the first half of 2021 as strong global nitrogen demand and favorable energy spreads enabled us to generate approximately $1 billion in adjusted EBITDA, nearly 25 percent higher than the first half of 2020,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “These dynamics continue to support global nitrogen prices at levels far above those of a year ago, positioning CF Industries well for the second half of 2021. Looking ahead, we expect positive global nitrogen industry conditions to persist into 2023, underpinned by the need to replenish global grains stocks.”

Operations Overview

The Company continues to operate safely and efficiently across its network. As of June 30, 2021, the 12-month rolling average recordable incident rate was 0.28 incidents per 200,000 work hours, which is significantly better than industry benchmarks.

Gross ammonia production for the second quarter of 2021 was approximately 2.2 million tons, and was approximately 4.7 million tons for the first half of 2021. Management expects gross ammonia production in 2021 will be at the lower end of its previous forecast, approximately 9.5 million tons. This reflects higher maintenance activity in 2021 compared to 2020, which includes activities deferred from 2020 due to the COVID-19 pandemic as well as maintenance related to the plant outages from the forced shut-downs due to natural gas availability issues in February 2021. Additionally, management intends to complete certain maintenance activities originally planned for 2022 in the second half of 2021.

First Half 2021 Financial Results Overview

For the first half of 2021, net earnings attributable to common stockholders were $397 million, or $1.83 per diluted share; EBITDA was $994 million; and adjusted EBITDA was $997 million. These results compare to the first half of 2020 net earnings attributable to common stockholders of $258 million, or $1.20 per diluted share; EBITDA of $786 million; and adjusted EBITDA of $808 million.

Net sales in the first half of 2021 were $2.64 billion compared to $2.18 billion in the first half of 2020. Average selling prices for the first half of 2021 were higher than the first half of 2020 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes in the first half of 2021 were lower than the first half of 2020 due to lower supply availability from lower production.

Cost of sales for the first half of 2021 was higher compared to the first half of 2020 due to higher natural gas costs and higher maintenance costs, partially offset by the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021 and the impact of lower sales volumes.

In the first half of 2021, the average cost of natural gas reflected in the Company’s cost of sales was $3.24 per MMBtu(4) compared to the average cost of natural gas in cost of sales of $2.20 per MMBtu in the first half of 2020.

Second Quarter 2021 Financial Results Overview

For the second quarter of 2021, net earnings attributable to common stockholders were $246 million, or $1.14 per diluted share; EBITDA was $596 million; and adjusted EBITDA was $599 million. These results compare to second quarter 2020 net earnings attributable to common stockholders of $190 million, or $0.89 per diluted share; EBITDA of $472 million; and adjusted EBITDA of $490 million.

Net sales in the second quarter of 2021 were $1.59 billion compared to $1.20 billion in the second quarter of 2020. Average selling prices for the second quarter of 2021 were higher than the second quarter of 2020 across all segments due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates. Sales volumes in the second quarter of 2021 were lower than the second quarter of 2020 due to lower supply availability from lower production.

Cost of sales for the second quarter of 2021 was higher compared to the second quarter of 2020 primarily due to higher natural gas costs and higher maintenance costs, partially offset by the impact of lower sales volumes.

In the second quarter of 2021, the average cost of natural gas reflected in the Company’s cost of sales was $3.25 per MMBtu compared to the average cost of natural gas in cost of sales of $1.86 per MMBtu in the second quarter of 2020.

Capital Management

Capital expenditures in the second quarter and first half of 2021 were $110 million and $181 million, respectively. Management projects capital expenditures for full year 2021 will be in the range of $500 million, reflecting higher maintenance activity in 2021 due to maintenance deferred from 2020 as well as activity that was previously planned to occur in 2022.

On August 9, 2021, the company announced that its wholly owned subsidiary CF Industries, Inc. has elected to redeem on September 10, 2021, $250 million principal amount, representing one-third of the currently outstanding $750 million principal amount, of its 3.450% senior notes due 2023 (the “2023 Notes”) in accordance with the optional redemption provisions provided in the indenture governing the 2023 Notes. Based on market interest rates on August 2, 2021, the Company estimates that the total amount for the partial redemption of the 2023 Notes will be approximately $265 million, including accrued interest.

On July 30, 2021, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $130 million for the distribution period ended June 30, 2021. The distribution was paid on July 30, 2021.

Nitrogen Market Outlook

Management expects the global nitrogen pricing outlook to remain favorable as the need to replenish global coarse grains stocks, increased economic activity, and high energy prices in Europe and Asia should sustain a tighter global nitrogen supply and demand balance into 2023.

Global demand for nitrogen is robust and widespread. The global coarse grains stocks-to-use ratio, excluding China, was the lowest since 2012 entering the 2021 spring planting season, supporting historically high crop near-term and futures prices. This has led to strong demand for nitrogen fertilizer to maximize yield in the 2021 growing season. The Company expects that strong global demand for coarse grains will contribute to persistent low global stocks into 2022, and will require at least two more growing seasons to be replenished. This should support further strong nitrogen demand in upcoming years. Additionally, increased economic activity as the world emerges from the COVID-19 pandemic has supported higher industrial consumption of nitrogen products.

In North America, demand for nitrogen fertilizer has been positive in 2021. The U.S. Department of Agriculture projects that nearly 93 million acres of corn were planted in the U.S. while canola plantings in Canada increased 8 percent compared to 2020 according to Statistics Canada. The Company expects that corn plantings in the U.S. will be at a similar level in 2022 given current projections that 2021 ending stocks will be lower than recent historical norms due to high export demand. Industrial activity also continues to increase, supporting demand for nitrogen products such as diesel exhaust fluid and nitric acid.

Nitrogen requirements in other key regions are expected to remain robust through 2023, driven by continued strong demand for urea imports from India and Brazil. In the near-term, the Company expects India to tender for urea frequently in the second half of this year, supporting global import demand with purchases approaching 10 million metric tons for 2021. Imports of urea to Brazil were 24 percent higher year-over-year through the first six months of 2021. Management projects that urea imports to Brazil will remain substantial through the end of the year supported by higher crop prices, increased planted corn acres and improved farm incomes.

Energy prices in Europe and Asia have increased significantly from the lows of 2020 and returned to sizable differentials compared to Henry Hub natural gas prices in North America. This has steepened the global nitrogen cost curve and increased margin opportunities for low-cost North American producers. Forward curves suggest that favorable energy spreads will persist throughout 2022 and into 2023.

Clean Energy Initiatives

The Company continues to advance its plans to support the global hydrogen and clean fuel economy, which is expected to grow significantly over the next decade, through the production of blue and green ammonia. Recent developments include:
•Blue Ammonia:
◦Mitsui & Co., Inc. and CF Industries have signed a memorandum of understanding that will guide the companies in a joint exploration of the development of blue ammonia projects in the United States. The companies plan to execute preliminary studies covering areas such as blue ammonia supply and supply chain infrastructure, CO2 transportation and storage, expected environmental impacts, and blue ammonia economics and marketing opportunities in Japan and in other countries.
◦The Company has completed an engineering design study at its Donaldsonville Complex related to the installation of dehydration and compression equipment to prepare captured carbon dioxide for pipeline transportation and sequestration.
◦The United Kingdom government is expected in October to select at least two carbon capture and sequestration (CCS) clusters to move into an operational phase by 2026. Both of the Company’s manufacturing complexes in the country are part of CCS clusters under consideration.
•Green Ammonia: Planning for the Company’s green ammonia project at its Donaldsonville complex is ongoing. Site preparation work is expected to commence later this year in anticipation of equipment deliveries that will begin in 2022.
•Ammonia as a Fuel: CF Industries is participating in a Joint Study Framework established by Itochu Corporation to verify and organize common issues regarding the use of ammonia as a maritime fuel. In the initial phases of the effort, the Company will contribute its expertise on ammonia production as well as the safe handling, transport and storage of ammonia.
•Renewable Energy: From October 1, 2021, 100 percent of the electricity purchased for the Company’s manufacturing complexes in the United Kingdom will be from renewable sources, up from 23 percent currently. The additional renewable energy purchases would increase the Company’s electricity procured from renewable sources from 22 percent to 38 percent based on CF Industries’ electricity purchases across its network in 2020.

CF Industries continues to develop other initiatives related to its clean energy strategy across the Company’s network.

UAN Antidumping and Countervailing Duty Investigations

On June 30, 2021, CF Industries, through certain of its production facilities, filed petitions with the U.S. Department of Commerce (“Commerce”) and the U.S. International Trade Commission (“ITC”) requesting the initiation of antidumping and countervailing duty investigations on imports of urea ammonium nitrate solutions (“UAN”) from Russia and Trinidad.

CF Industries, which is the largest producer of UAN in the United States, requested the investigations due to the harm the domestic UAN industry has experienced from dumped and unfairly subsidized UAN imports from Russia and Trinidad. CF Industries filed its petitions under United States antidumping and countervailing duty laws, which authorize Commerce to level the playing field for domestic industries injured by foreign imports that are dumped and unfairly subsidized. If Commerce and the ITC make affirmative determinations, then Commerce can impose duties equal to the level of dumping and unfair subsidies.

The ITC is expected to take a preliminary vote on whether there is a reasonable indication that imports are injuring the domestic industry on August 13. At this time, management cannot predict the outcome of the proceedings, including whether antidumping or countervailing duties will be imposed on imports from either country, or the rate of any such duties.
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(1)Certain items recognized during the first half and second quarter of 2021 impacted our financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(3)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.
(4)Average cost of natural gas excludes the $112 million gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021.

Consolidated Results

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,588	$1,204	$2,636	$2,175
Cost of sales	1,085	870	1,844	1,637
Gross margin	$503	$334	$792	$538
Gross margin percentage	31.7%	27.7%	30.0%	24.7%

Net earnings attributable to common stockholders	$246	$190	$397	$258
Net earnings per diluted share	$1.14	$0.89	$1.83	$1.20

EBITDA(1)	$596	$472	$994	$786
Adjusted EBITDA(1)	$599	$490	$997	$808

Tons of product sold (000s)	5,174	5,386	9,738	10,074

Natural gas supplemental data (per MMBtu):
Cost of natural gas used for production in cost of sales(2)	$3.25	$1.86	$3.24	$2.20
Average daily market price of natural gas Henry Hub (Louisiana)	$2.88	$1.65	$3.13	$1.76
Average daily market price of natural gas National Balancing Point (UK)	$8.90	$1.60	$7.90	$2.40

Unrealized net mark-to-market gain on natural gas derivatives	$—	$—	$(6)	$(12)
Depreciation and amortization	$243	$239	$447	$450
Capital expenditures	$110	$52	$181	$119

Production volume by product tons (000s):
Ammonia(3)	2,232	2,483	4,711	5,153
Granular urea	968	1,206	2,152	2,491
UAN (32%)	1,628	1,708	3,317	3,307
AN	449	546	924	1,061
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method. Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives. For the six months ended June 30, 2021, excludes the $112 million gain on net settlement of certain natural gas contracts with suppliers due to Winter Storm Uri in February 2021.
(3)Gross ammonia production, including amounts subsequently upgraded into other products.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. The Company has also announced steps to produce blue ammonia and market to external customers for its hydrogen content in clean energy applications. In addition, the Company upgrades ammonia into other nitrogen products such as urea, UAN and AN.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$459	$364	$665	$557
Cost of sales	333	262	413	435
Gross margin	$126	$102	$252	$122
Gross margin percentage	27.5%	28.0%	37.9%	21.9%

Sales volume by product tons (000s)	1,036	1,118	1,719	1,880
Sales volume by nutrient tons (000s)(1)	850	917	1,410	1,542

Average selling price per product ton	$443	$326	$387	$296
Average selling price per nutrient ton(1)	540	397	472	361

Adjusted gross margin(2):
Gross margin	$126	$102	$252	$122
Depreciation and amortization	61	60	97	99
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(2)	(4)
Adjusted gross margin	$187	$162	$347	$217
Adjusted gross margin as a percent of net sales	40.7%	44.5%	52.2%	39.0%

Gross margin per product ton	$122	$91	$147	$65
Gross margin per nutrient ton(1)	148	111	179	79
Adjusted gross margin per product ton	181	145	202	115
Adjusted gross margin per nutrient ton(1)	220	177	246	141
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first half periods:

•Ammonia sales volume decreased for the first half of 2021 compared to 2020 due to lower supply availability from lower production.
•Ammonia average selling prices increased for the first half of 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.

•Ammonia adjusted gross margin per ton increased for the first half of 2021 compared to 2020 due to higher average selling prices and the gain the Company recognized from the net settlement of certain natural gas contracts with suppliers during February 2021, partially offset by higher realized natural gas costs and higher maintenance costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$433	$329	$832	$666
Cost of sales	241	205	505	429
Gross margin	$192	$124	$327	$237
Gross margin percentage	44.3%	37.7%	39.3%	35.6%

Sales volume by product tons (000s)	1,092	1,314	2,412	2,695
Sales volume by nutrient tons (000s)(1)	502	604	1,109	1,239

Average selling price per product ton	$397	$250	$345	$247
Average selling price per nutrient ton(1)	863	545	750	538

Adjusted gross margin(2):
Gross margin	$192	$124	$327	$237
Depreciation and amortization	55	66	121	138
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(2)	(4)
Adjusted gross margin	$247	$190	$446	$371
Adjusted gross margin as a percent of net sales	57.0%	57.8%	53.6%	55.7%

Gross margin per product ton	$176	$94	$136	$88
Gross margin per nutrient ton(1)	382	205	295	191
Adjusted gross margin per product ton	226	145	185	138
Adjusted gross margin per nutrient ton(1)	492	315	402	299
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first half periods:

•Granular urea sales volume decreased for the first half of 2021 compared to 2020 due to lower supply availability from lower production partially offset by 201,000 tons of purchased urea.
•Urea average selling prices increased for the first half of 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•Granular urea adjusted gross margin per ton increased for the first half of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs, higher maintenance costs and the impact of $71 million in purchased urea that the Company sold for $68 million.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$434	$308	$666	$543
Cost of sales	296	245	526	438
Gross margin	$138	$63	$140	$105
Gross margin percentage	31.8%	20.5%	21.0%	19.3%

Sales volume by product tons (000s)	1,949	1,840	3,463	3,230
Sales volume by nutrient tons (000s)(1)	612	580	1,088	1,016

Average selling price per product ton	$223	$167	$192	$168
Average selling price per nutrient ton(1)	709	531	612	534

Adjusted gross margin(2):
Gross margin	$138	$63	$140	$105
Depreciation and amortization	76	65	132	117
Unrealized net mark-to-market gain on natural gas derivatives	—	(1)	(2)	(4)
Adjusted gross margin	$214	$127	$270	$218
Adjusted gross margin as a percent of net sales	49.3%	41.2%	40.5%	40.1%

Gross margin per product ton	$71	$34	$40	$33
Gross margin per nutrient ton(1)	225	109	129	103
Adjusted gross margin per product ton	110	69	78	67
Adjusted gross margin per nutrient ton(1)	350	219	248	215
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first half periods:

•UAN sales volume increased for the first half of 2021 compared to 2020 due to inventory draw-down in the period.
•UAN average selling prices increased for the first half of 2021 compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•UAN adjusted gross margin per ton increased for the first half of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs and higher maintenance costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and also is used by industrial customers for commercial explosives and blasting systems.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$136	$118	$241	$234
Cost of sales	120	91	215	194
Gross margin	$16	$27	$26	$40
Gross margin percentage	11.8%	22.9%	10.8%	17.1%

Sales volume by product tons (000s)	501	576	939	1,123
Sales volume by nutrient tons (000s)(1)	171	195	318	379

Average selling price per product ton	$271	$205	$257	$208
Average selling price per nutrient ton(1)	795	605	758	617

Adjusted gross margin(2):
Gross margin	$16	$27	$26	$40
Depreciation and amortization	22	25	41	51
Unrealized net mark-to-market gain on natural gas derivatives	—	1	—	—
Adjusted gross margin	$38	$53	$67	$91
Adjusted gross margin as a percent of net sales	27.9%	44.9%	27.8%	38.9%

Gross margin per product ton	$32	$47	$28	$36
Gross margin per nutrient ton(1)	94	138	82	106
Adjusted gross margin per product ton	76	92	71	81
Adjusted gross margin per nutrient ton(1)	222	272	211	240
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first half periods:

•AN sales volume decreased for the first half of 2021 compared to 2020 due to lower supply availability from lower production.
•AN average selling prices for the first half of 2021 increased compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•AN adjusted gross margin per ton decreased for the first half of 2021 compared to 2020 due primarily to higher realized natural gas costs, partially offset by higher average selling prices.

Other Segment

CF Industries’ Other segment includes diesel exhaust fluid (DEF), urea liquor, nitric acid and compound fertilizer products (NPKs).

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(dollars in millions, except per ton amounts)
Net sales	$126	$85	$232	$175
Cost of sales	95	67	185	141
Gross margin	$31	$18	$47	$34
Gross margin percentage	24.6%	21.2%	20.3%	19.4%

Sales volume by product tons (000s)	596	538	1,205	1,146
Sales volume by nutrient tons (000s)(1)	119	108	241	228

Average selling price per product ton	$211	$158	$193	$153
Average selling price per nutrient ton(1)	1,059	787	963	768

Adjusted gross margin(2):
Gross margin	$31	$18	$47	$34
Depreciation and amortization	23	17	45	34
Unrealized net mark-to-market (gain) loss on natural gas derivatives	—	—	—	—
Adjusted gross margin	$54	$35	$92	$68
Adjusted gross margin as a percent of net sales	42.9%	41.2%	39.7%	38.9%

Gross margin per product ton	$52	$33	$39	$30
Gross margin per nutrient ton(1)	261	167	195	149
Adjusted gross margin per product ton	91	65	76	59
Adjusted gross margin per nutrient ton(1)	454	324	382	298
_______________________________________________________________________________
(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2021 to 2020 first half periods:

•Other segment sales volume increased for the first half of 2021 compared to 2020 due to higher diesel exhaust fluid and nitric acid sales, partially offset by lower NPK sales.
•Other average selling prices for the first half of 2021 increased compared to 2020 due to strong global demand as well as decreased global supply availability as higher global energy costs drove lower global operating rates.
•Other segment adjusted gross margin per ton increased for the first half of 2021 compared to 2020 due to higher average selling prices, partially offset by higher realized natural gas costs.

Dividend Payment

On July 28, 2021, CF Industries’ Board of Directors declared a quarterly dividend of $0.30 per common share. The dividend will be paid on August 31, 2021 to stockholders of record as of August 16, 2021.

Conference Call

CF Industries will hold a conference call to discuss its first half and second quarter 2021 results at 9:00 a.m. ET on Tuesday, August 10, 2021. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and blue hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our nine manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of green and blue (low-carbon) ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas; the volatility of natural gas prices in North America and Europe; weather conditions; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; risks associated with cyber security; the Company’s reliance on a limited number of key facilities; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk measurement and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for green and blue (low-carbon) ammonia and the risks and uncertainties relating to the development and implementation of the Company’s green and blue (low-carbon) ammonia projects; risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required; risks associated with the operation or management of the strategic venture with CHS (the “CHS Strategic Venture”), risks and uncertainties relating to the market prices of the fertilizer products that are the subject of the supply agreement with CHS over the life of the supply agreement, and the risk that any challenges related to the CHS Strategic Venture will harm the Company’s other business relationships; and the impact of the novel coronavirus disease 2019 (COVID-19) pandemic, including measures taken by governmental authorities to slow the spread of the virus, on our business and operations.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Martin Jarosick
Director, Corporate Communications	Vice President, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - mjarosick@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in millions, except per share amounts)
Net sales	$1,588	$1,204	$2,636	$2,175
Cost of sales	1,085	870	1,844	1,637
Gross margin	503	334	792	538
Selling, general and administrative expenses	60	51	115	105
Other operating—net	4	6	2	12
Total other operating costs and expenses	64	57	117	117
Equity in earnings of operating affiliate	11	3	22	6
Operating earnings	450	280	697	427
Interest expense	46	49	94	93
Interest income	—	(17)	—	(18)
Loss on debt extinguishment	—	—	6	—
Other non-operating—net	2	(3)	2	(3)
Earnings before income taxes	402	251	595	355
Income tax provision	85	33	103	46
Net earnings	317	218	492	309
Less: Net earnings attributable to noncontrolling interest	71	28	95	51
Net earnings attributable to common stockholders	$246	$190	$397	$258

Net earnings per share attributable to common stockholders:
Basic	$1.14	$0.89	$1.84	$1.20
Diluted	$1.14	$0.89	$1.83	$1.20
Weighted-average common shares outstanding:
Basic	215.5	214.5	215.2	215.2
Diluted	216.6	214.6	216.3	215.6

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30, 2021	December 31, 2020
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$777	$683
Accounts receivable—net	401	265
Inventories	290	287
Prepaid income taxes	68	97
Other current assets	33	35
Total current assets	1,569	1,367
Property, plant and equipment—net	7,437	7,632
Investment in affiliate	82	80
Goodwill	2,378	2,374
Operating lease right-of-use assets	228	259
Other assets	313	311
Total assets	$12,007	$12,023

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$545	$424
Customer advances	9	130
Current operating lease liabilities	83	88
Current maturities of long-term debt	—	249
Other current liabilities	6	15
Total current liabilities	643	906
Long-term debt, net of current maturities	3,713	3,712
Deferred income taxes	1,156	1,184
Operating lease liabilities	150	174
Other liabilities	387	444
Equity:
Stockholders’ equity	3,246	2,922
Noncontrolling interest	2,712	2,681
Total equity	5,958	5,603
Total liabilities and equity	$12,007	$12,023

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in millions)
Operating Activities:
Net earnings	$317	$218	$492	$309
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	243	239	447	450
Deferred income taxes	(19)	(46)	(31)	(96)
Stock-based compensation expense	8	6	16	13
Loss on debt extinguishment	—	—	6	—
Unrealized net gain on natural gas derivatives	—	—	(6)	(12)
Unrealized loss on embedded derivative	2	2	2	1
Loss on disposal of property, plant and equipment	1	9	2	9
Undistributed losses (earnings) of affiliate—net of taxes	8	(4)	(4)	(8)
Changes in:
Accounts receivable—net	(130)	1	(137)	(11)
Inventories	79	80	(9)	51
Accrued and prepaid income taxes	(78)	180	—	190
Accounts payable and accrued expenses	49	4	85	(43)
Customer advances	(332)	(230)	(121)	(110)
Other—net	(20)	(33)	(36)	(25)
Net cash provided by operating activities	128	426	706	718
Investing Activities:
Additions to property, plant and equipment	(110)	(52)	(181)	(119)
Purchase of investments held in nonqualified employee benefit trust	(12)	—	(12)	—
Proceeds from sale of investments held in nonqualified employee benefit trust	12	—	12	—
Proceeds from sale of equity method investment	—	—	—	—
Insurance proceeds for property, plant and equipment	—	—	—	2
Other—net	(1)	—	(1)	—
Net cash used in investing activities	(111)	(52)	(182)	(117)
Financing Activities:
Proceeds from short-term borrowings	—	—	—	500
Payments of long-term borrowings	—	—	(255)	—
Repayments of short-term borrowings	—	(500)	—	(500)
Dividends paid on common stock	(65)	(64)	(130)	(129)
Distributions to noncontrolling interest	—	—	(64)	(88)
Purchases of treasury stock	—	—	—	(100)
Proceeds from issuances of common stock under employee stock plans	19	—	26	3
Cash paid for shares withheld for taxes	—	(1)	(10)	(9)
Net cash used in financing activities	(46)	(565)	(433)	(323)
Effect of exchange rate changes on cash and cash equivalents	2	1	3	(2)
(Decrease) increase in cash and cash equivalents	(27)	(190)	94	276
Cash and cash equivalents at beginning of period	804	753	683	287
Cash and cash equivalents at end of period	$777	$563	$777	$563

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):
Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Twelve months ended June 30,
	2021	2020

Net cash provided by operating activities	$1,219	$1,530
Capital expenditures	(371)	(369)
Distributions to noncontrolling interest	(150)	(188)
Free cash flow	$698	$973

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.
The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.
Adjusted EBITDA is defined as EBITDA adjusted with the selected items included in EBITDA as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
	(in millions)
Net earnings	$317	$218	$492	$309
Less: Net earnings attributable to noncontrolling interest	(71)	(28)	(95)	(51)
Net earnings attributable to common stockholders	246	190	397	258
Interest expense—net	46	32	94	75
Income tax provision	85	33	103	46
Depreciation and amortization	243	239	447	450
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(23)	(21)	(45)	(41)
Loan fee amortization(1)	(1)	(1)	(2)	(2)
EBITDA	596	472	994	786
Unrealized net mark-to-market gain on natural gas derivatives	—	—	(6)	(12)
Special COVID-19 bonus for operational workforce	—	15	—	15
Loss (gain) on foreign currency transactions, including intercompany loans	3	(5)	3	13
Engineering cost write-off(2)	—	8	—	8
Property insurance proceeds(3)	—	—	—	(2)
Loss on debt extinguishment	—	—	6	—
Total adjustments	3	18	3	22
Adjusted EBITDA	$599	$490	$997	$808

Net sales	$1,588	$1,204	$2,636	$2,175
Tons of product sold (000s)	5,174	5,386	9,738	10,074

Net earnings attributable to common stockholders per ton	$47.55	$35.28	$40.77	$25.61
EBITDA per ton	$115.19	$87.63	$102.07	$78.02
Adjusted EBITDA per ton	$115.77	$90.98	$102.38	$80.21
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense—net and depreciation and amortization.
(2)Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(3)Represents proceeds related to a property insurance claim at one of our nitrogen complexes.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
GROSS MARGIN VARIANCE TO PRIOR YEAR
The following table presents summary operating results by business segment for the first six months of 2021 and the major drivers of the variance in net sales, cost of sales and gross margin compared to the first six months of 2020:

		Variance due to the following items:
	Six Months Ended June 30, 2020	Higher Average Selling Prices(1)	Volume(1)	Higher Natural Gas Costs(2)	Unrealized MTM on natural gas derivatives	Higher Manufacturing, Maintenance and Other Costs	Increase in Purchased Urea(3)	Gain on Net Settlement of Natural Gas Contracts	Six Months Ended June 30, 2021
	(dollars in millions)
Consolidated
Net sales	$2,175	$538	$(138)	$—	$—	$—	$61	$—	$2,636
Cost of sales	1,637	—	(98)	179	6	168	64	(112)	1,844
Gross margin	$538	$538	$(40)	$(179)	$(6)	$(168)	$(3)	$112	$792
Gross margin percentage	24.7%								30.0%
Ammonia
Net sales	$557	$151	$(43)	$—	$—	$—	$—	$—	$665
Cost of sales	435	—	(26)	43	2	71	—	(112)	413
Gross margin	$122	$151	$(17)	$(43)	$(2)	$(71)	$—	$112	$252
Gross margin percentage	21.9%								37.9%
Granular Urea
Net sales	$666	$210	$(105)	$—	$—	$—	$61	$—	$832
Cost of sales	429	—	(62)	43	2	29	64	—	505
Gross margin	$237	$210	$(43)	$(43)	$(2)	$(29)	$(3)	$—	$327
Gross margin percentage	35.6%								39.3%
UAN
Net sales	$543	$81	$42	$—	$—	$—	$—	$—	$666
Cost of sales	438	—	25	50	2	11	—	—	526
Gross margin	$105	$81	$17	$(50)	$(2)	$(11)	$—	$—	$140
Gross margin percentage	19.3%								21.0%
AN
Net sales	$234	$46	$(39)	$—	$—	$—	$—	$—	$241
Cost of sales	194	—	(31)	27	—	25	—	—	215
Gross margin	$40	$46	$(8)	$(27)	$—	$(25)	$—	$—	$26
Gross margin percentage	17.1%								10.8%
Other
Net sales	$175	$50	$7	$—	$—	$—	$—	$—	$232
Cost of sales	141	—	(4)	16	—	32	—	—	185
Gross margin	$34	$50	$11	$(16)	$—	$(32)	$—	$—	$47
Gross margin percentage	19.4%								20.3%
_______________________________________________________________________________
(1)    Selling price and volume impact of granular urea purchased to satisfy customer commitments is reflected in the Increase in Purchased Urea column.
(2)    Higher natural gas costs include the impact, if any, of realized natural gas derivatives.
(3)    Represents the impact of the incremental tons compared to the prior year period.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY

During the three and six months ended June 30, 2021 and 2020, certain items impacted our financial results. The following table outlines these items and how they impacted the comparability of our financial results during these periods. During the three months ended June 30, 2021 and 2020, we reported net earnings attributable to common stockholders of $246 million and $190 million, respectively. During the six months ended June 30, 2021 and 2020, we reported net earnings attributable to common stockholders of $397 million and $258 million, respectively.

	Three months ended June 30,				Six months ended June 30,
	2021		2020		2021		2020
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market gain on natural gas derivatives(1)	$—	$—	$—	$—	$(6)	$(5)	$(12)	$(9)
Special COVID-19 bonus for operational workforce(1)	—	—	15	12	—	—	15	12
Loss (gain) on foreign currency transactions, including intercompany loans(2)	3	3	(5)	(4)	3	3	13	10
Engineering cost write-off(2)(3)	—	—	8	6	—	—	8	6
Insurance proceeds(2)(4)	—	—	—	—	—	—	(10)	(8)
Loss on debt extinguishment	—	—	—	—	6	5	—	—
Terra amended tax returns(5)	—	—	(16)	(32)	—	—	(16)	(32)
_______________________________________________________________________________
(1)    Included in cost of sales in our consolidated statements of operations.
(2)    Included in other operating—net in our consolidated statements of operations.
(3)    Represents costs written off upon the cancellation of a project at one of our nitrogen complexes.
(4)    Represents proceeds related to an insurance claim at one of our nitrogen complexes. Consists of $8 million related to business interruption insurance proceeds and $2 million related to property insurance proceeds.
(5)    Included in interest income and income tax provision in our consolidated statements of operations.